Exhibit 99.1

AIM ImmunoTech Announces Cash Conservation Plan

Independent Board Members to Receive 100% of Director Compensation in AIM Stock

Follows Previously Disclosed Amendments to Executive Employment Agreements to Reduce Cash Component of Compensation for CEO and COO

Board and Management are Deeply Aligned with All AIM Shareholders and Remain Committed to Unlocking the Full Potential of Ampligen

OCALA, Fla., November 27, 2024 — AIM ImmunoTech Inc. (NYSE American: AIM) (“AIM” or the “Company”) today announced that the Compensation Committee of the Company’s Board of Directors (the “Board”) has established a cash conservation plan (the “Cash Conservation Plan”). The Cash Conservation Plan is a key part of the Board and management team’s efforts to bolster the Company’s ability to maintain its momentum in achieving key clinical milestones in areas with critical unmet needs – which we believe will ultimately create increased shareholder value.

The first steps of the Cash Conservation Plan encompass the following:

●	Effective immediately, AIM’s independent directors will receive 100% of their Board compensation in shares of the Company’s common stock. They will not receive any director compensation in cash. In lieu of cash payments, each independent director will receive twice a month stock grants, at a valuation equal to the closing price of AIM shares on the last trading day before such grants are made.

●	As previously disclosed, AIM Executive Vice Chairman of the Board, CEO & President Thomas K. Equels and Chief Operating Officer Peter W. Rodino agreed to amend their employment agreements, effective as of September 11, 2024, to reduce the cash portion of their base salaries and receive shares of AIM stock equal to the value of those reductions. The amount of reduced cash compensation is $200,000 for Mr. Equels and $50,000 for Mr. Rodino. Mr. Equels will continue to receive no additional compensation for his Board service. More details are available in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2024.

Notably, Mr. Equels purchased 361,458 of the Company’s shares between November 2023 and November 2024 (231,458 via the Employee & Director Stock Purchase Plan that allows executives to put cash back into the Company, and 130,000 on the open market, with the most recent purchase being 20,000 shares on November 21, 2024). None of the group of activist investors’ (collectively, the “Activist Group”)  nominees appear to have purchased AIM stock in all of 2024.

Dr. William M. Mitchell, Chairman of the Board, stated:

“The Board is unanimous in its strong belief in Ampligen’s significant potential to help patients with unmet lethal medical needs – especially in high value indications – and its ability to thereby deliver enhanced value for all shareholders. By implementing the Cash Conservation Plan, the Board and management are further aligning ourselves with all shareholders and helping to ensure the Company can achieve its full potential.

There is no doubt that many shareholders have endured declines in the value of their investment, but it is imperative to recognize that as a research and development company, our primary way to deliver significant value for all shareholders is to commercialize Ampligen to help the most patients possible. That is why we remain focused on maintaining sufficient runway to advance our clinical pipeline, especially in oncology, which we believe will best position the Company for long-term value creation.”

AIM will continue to share additional components of its Cash Conservation Plan going forward.

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AIM also encourages shareholders to vote FOR the Board’s incumbent candidates – Stewart L. Appelrouth, Nancy K. Bryan, Thomas K. Equels and Dr. William M. Mitchell – in connection with the upcoming 2024 Annual Meeting of Stockholders (the “Annual Meeting”), presently scheduled for December 17, 2024, on the WHITE universal proxy card.

For more information on how to vote, visit: www.SafeguardAIM.com.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders and viral diseases, including COVID-19. The Company’s lead product is a first-in-class investigational drug called Ampligen® (rintatolimod), a dsRNA and highly selective TLR3 agonist immuno-modulator with broad spectrum activity in clinical trials for globally important cancers, viral diseases and disorders of the immune system.

For more information, please visit aimimmuno.com and connect with the Company on X, LinkedIn, and Facebook.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “continue,” “believe,” “potential,” “upcoming” and other variations thereon and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. Data, pre-clinical success and clinical success seen to date does not guarantee that Ampligen will be approved as a treatment or therapy for any diseases or conditions. The Company urges investors to consider specifically the various risk factors identified in its most recent Annual Report on Form 10-K, and any risk factors or cautionary statements included in any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Among other things, for those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Important Additional Information

The Company, its directors and executive officers, Peter W. Rodino, III and Robert Dickey, IV, are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. The Company filed its definitive proxy statement (the “Definitive Proxy Statement”) and a WHITE universal proxy card with the SEC on November 4, 2024 in connection with such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH DEFINITIVE PROXY STATEMENT, ACCOMPANYING WHITE UNIVERSAL PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. The Definitive Proxy Statement contains information regarding the identity of the participants, and their direct and indirect interests, by security holdings or otherwise, in the Company’s securities and can be found in the section titled “Principal Stockholders” of the Definitive Proxy Statement and available here. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company’s website available here or through the SEC’s website at www.sec.gov. Stockholders will be able to obtain the Definitive Proxy Statement, any amendments or supplements thereto and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://aimimmuno.com/sec-filings/.

Investor Contact:

JTC Team, LLC

Jenene Thomas

908-824-0775

AIM@jtcir.com

Media Contact:

Longacre Square Partners

Joe Germani / Miller Winston

AIM@longacresquare.com